Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-149116

April 15, 2009

PROSPECTUS SUPPLEMENT NO. 1

17,417,434 SHARES OF COMMON STOCK

ANTIGENICS INC.

This prospectus supplement amends the prospectus dated March 16, 2009 to allow certain stockholders or their pledgees, donees, transferees, or other successors in interest (the “Selling Stockholders”), to sell, from time to time, up to 8,708,717 shares of our common stock, which they have acquired in a private placement in the United States, and up to 8,708,717 shares of our common stock issuable upon the exercise of warrants which are held by the Selling Stockholders named in the prospectus.

We would not receive any proceeds from any such sale of these shares. To the extent any of the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants.

This prospectus supplement is being filed to include the information set forth in the Current Report on Form 8-K filed on March 30, 2009, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated March 16, 2009 which is to be delivered with this prospectus supplement.

Our common stock is quoted on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbol “AGEN.” On April 14, 2009, the last reported closing price per share of our common stock was $0.72 per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 1 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 1 IS APRIL 15, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

March 25, 2009

Date of Report (Date of earliest event reported)

ANTIGENICS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

781-674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 25, 2009, Antigenics Inc. (the “Company”) received notification from The NASDAQ Stock Market that the NASDAQ Listing Qualifications Panel (the “Panel”) had determined to transfer the Company’s listing to The NASDAQ Capital Market and continue the Company’s listing on that market effective with the opening of trading on March 27, 2009. The Company’s shares will continue to trade under the ticker “AGEN.”

The Panel’s decision is subject to the condition that, among other things, the Company demonstrates compliance with all continued listing standards of The NASDAQ Capital Market on or before June 22, 2009. The Panel’s determination follows a hearing on January 29, 2009 at which the Panel considered the Company’s plan to regain compliance with the minimum $35 million market value of listed securities or the alternative $2.5 million stockholders’ equity requirement for continued listing. While the Company is taking steps to comply with the terms of the Panel decision, there can be no assurance that the Company will be able to do so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTIGENICS INC.

Date: March 30, 2009	By:	/s/ Garo H. Armen
Garo H. Armen
Chief Executive Officer